EXHIBIT 10.3

PATENT LICENSE AGREEMENT

This Patent License Agreement (this “Agreement”) is between The Penn State Research Foundation, a Pennsylvania nonprofit corporation (“PSRF”), and TNI BioTech, Inc., a publicly traded corporation organized and existing under the laws of Florida (“Company”). This Agreement will become effective on the date of last signature (the “Effective Date”).

BACKGROUND

WHEREAS, Dr. Ian Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith, employees of The Pennsylvania State University (the “University”) have made inventions entitled “Opioid Growth Factor and Cancer,” filed as The Pennsylvania State University Invention Disclosure No. 96-1565; “Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer,” filed as The Pennsylvania State University Invention Disclosure No. 2003-2839; and “Combined Therapy with Opioid Growth Factor and Gemcitabine for the Treatment of Cancer,” filed as The Pennsylvania State University Invention Disclosure No. 2004-2890 pertaining to the methods, therapies, compounds and research of the inventions listed on Exhibit A (the “Inventions”);

WHEREAS, PSRF, a wholly owned subsidiary of the University, is dedicated to fostering and advancing scientific research within the Commonwealth of Pennsylvania and, in particular, within the University and is responsible for developing inventions made by employees of the University by evaluating invention disclosures, pursuing patents, and pursuing licensing arrangements;

WHEREAS, PSRF is the owner of Inventions as defined above;

WHEREAS, Company has received and evaluated details of the Inventions and has represented to PSRF an interest in obtaining an exclusive license to Patent Rights within the Field of Use (as those terms are defined in Section 1.2 herein) upon the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to obtain a license for all of the Patent Rights (as hereinafter defined), to exploit the Inventions;

WHEREAS, PSRF has determined that the exploitation of the Inventions by Company is in the interest of PSRF and is consistent with its educational and research missions and goals; and

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1. LICENSE

1.1 License Grant. Subject to the preexisting rights, if any, of the Government of the United States created by the use of Government funding, and contingent upon the execution of this License Agreement by both parties and Company’s payment of fee(s) described in Section 3.1.1, PSRF grants to Company an exclusive, world-wide license (the “License”) to make, have made, use, lease, import, offer for sale and sell Licensed Products under Patent Rights, to the extent not prohibited by other patents, in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1), unless this License Agreement shall be earlier terminated according to the terms and conditions contained herein. The License includes the right to sublicense as permitted by this Agreement. No other rights or licenses are granted by PSRF.

1.2 Related Definitions. The term “Licensed Products” means products that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or sublicensees as covered by the Patent Rights under this License Agreement and that would (i) in the absence of the License, infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one claim of the Patent Rights or (ii) use a process or method covered in whole or in part by a claim of the Patent Rights, whether the claim is issued or pending.
The term “Field of Use” also referred herein as the “Field” means development, production, use, and storage of Licensed Products, alone or in combination with other treatments, for the prevention and/or treatment of oncology.

The term “Patent Rights” means all of PSRF’s patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A that have not been irretrievably lapsed, revoked or abandoned; (b) any continuation, continuation-in-part (to the extent that the claims are directed to inventions which are fully supported by the patents and applications (a) or (b), divisional, re-issue applications, renewals and re-examinations of (a) or (b); and (c) any foreign counterparts and extensions of (a) or (b).

The term “Affiliate” means a legal entity that is controlling controlled by or under common control with Company and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than Fifty Percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive Fifty Percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.

The term “Sublicensee” shall mean any third party licensed by Company and where the third party holds Five Percent (5%) or less equity in Company or where Company holds less than Five Percent (5%) equity in the third party. In those cases where the equity exceeds Five Percent (5%), the third party may only become a “Sublicensee” with the prior, written approval of PSRF, which shall not be unreasonably withheld.

The term “Sale” means any bona fide transaction for which consideration is received or expected by Company or its Affiliate or sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product to an independent third party. A Sale is deemed completed at the time that Company or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first.

The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1.

The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or sublicensees. For purposes of determining Net Sales, the term “fair market value” means the cash consideration that Company or its Affiliates or sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction.

The term “Qualifying Costs” means: (a) normal and customary discounts in the trade for quantity purchased; (b) credits or refunds for claims or returns that do not exceed the original invoice amount; (c) Company’s bad debt actually written off, net of subsequent recoveries; provided that such Licensed Products do not represent more than Five Percent (5%) of Sales.

1.3 Reservation of Rights by PSRF. PSRF reserves the right to use and to permit others, including itself and the University, to use, for any purpose, the Patent Rights outside the Field of Use. PSRF reserves the right to use, and to permit other non-commercial entities, including but not limited to itself and the University, to use, the Patent Rights in the Field of Use for educational and research purposes.

1.4 U.S. Government Rights. The parties acknowledge that the United States Government retains rights in intellectual property funded under any grant or similar contract with a Federal agency as governed by the applicable provisions of the Federal funding agreements, including the 35 U.S.C. Chapter 18 (the “Bayh-Dole Act”), 37 C.F.R. Part 401. The License is expressly subject to all applicable United States Government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

1.5 Sublicense Conditions. The Company’s right to sublicense any aspects granted by PSRF under the License is subject to each of the following conditions:

(a) In each sublicense agreement, the Company will prohibit the Sublicensee from further sublicensing and require the Sublicensee to comply with the terms and conditions of this Agreement, including the payment of running royalties at amounts at least equal to the levels specified for payments by Company to PSRF in Section 3. Each sublicense agreement granted by Company shall include an audit right by PSRF of the same scope as provided in Section 4 with respect to Company. Company shall forward to PSRF a copy of reports received by Company from its Sublicensees under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements. No such sublicense agreement shall contain any provision, which would cause it to extend beyond the term of this License Agreement. Company shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this License Agreement, without the express prior written permission of PSRF.

(b) Until Company has reached a capitalization of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) as referenced in Section 3, Company is expressly prohibited from sublicensing, except that Company may petition PSRF for PSRF’s prior written approval to sublicense. Only after receiving the prior written approval of PSRF may Company enter into sublicense agreements with third parties wherein the Sublicensee(s) shall make, use, have made and have use of Patent Rights within the Field of Use. After Company has attained a capitalization of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]), the Company may enter into sublicensing arrangements. Within Ten (10) business days after the Company fully executes any sublicense agreement, the Company will deliver to PSRF a complete and accurate copy of the entire sublicense agreement written in the English language. PSRF’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of PSRF or obligation of Company under this Agreement.

(c) In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), all payments due to Company from its Affiliates or sublicensees under the sublicense agreement will, upon notice from PSRF to such Affiliate or sublicensee, become payable directly to PSRF for the account of Company. Upon receipt of any such funds, PSRF will remit to Company the amount by which such payments exceed the amounts owed by Company to PSRF.

(d) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to PSRF for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission. In the event Sublicensee commits a breach of this License Agreement, Sublicensee shall have a period of Twenty (20) days to cure said breach. In the event Sublicensee does not fully cure the breach within this Twenty (20) day period, the sublicense shall be automatically terminated.

1.6 No License by Implication. Nothing in this Agreement confers by estoppel implication or otherwise, any license or rights under any PSRF patent other than the Patent Rights, regardless of whether such patents are dominant or subordinate to the Patent Rights.

2. DILIGENCE

2.1 Business Plan. Company will deliver to PSRF, within Thirty (30) days after the Effective Date, a copy of an initial business plan for the use of the Patent Rights (the “Business Plan”). Thereafter, Company will deliver to PSRF an annual updated Business Plan no later than December 1 of each year during the Term. The Business Plan will include, at a minimum, the amount of money, number and kind of personnel, and time, budgeted and planned for each phase of the development of the Patent Rights and the Licensed Product(s). The Business Plan shall include a description of Company’s current funding efforts towards commercialization of the Patent Rights, and the level of funding in each specific therapeutic indication of the Licensed Product(s).

2.2 INTENTIONALLY LEFT BLANK

2.3 Company’s Efforts. Company will: (a) use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Business Plan; (b) will expend a minimum of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) (per annum) to develop and commercialize Licensed Products as soon as practicable, consistent with sound business practices and judgment; (c) be responsible for obtaining all requisite regulatory approvals needed to use or sell Licensed Products in the Field of Use; and (d) make the first commercial sale of a Licensed Product by December 31, 2016.

2.3.1 A Development Committee (the “Committee”) shall be organized to monitor the clinical progress of the Licensed Products at the Company’s expense. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the Field of Use of each Licensed Product and at least one representative from each of PSRF and the Company. The Committee will be responsible for (i) making recommendations to the Company’s management relating to the pre-clinical and clinical development strategy; (ii) analysis and assessment of ongoing pre-clinical and clinical development of each Licensed Product; and (iii) assisting the Company to prepare pre-clinical and clinical development budgets. The actions and opinions of the Committee will be confidential, however, the PSRF representative may report clinical updates to a designated senior official at PSRF who will agree to keep such information confidential. The Committee will meet at least Two (2) times per year. Said Committee shall first meet within Three (3) months of the Effective Date and include one or more of the University inventors.

2.3.2 Diligence Events. The Company will use commercially reasonable efforts to achieve each of the diligence events by the applicable completion date listed in the table below for the first Licensed Product.

DILIGENCE EVENT	COMPLETION DATE
Delivery to PSRF a completed initial business plan in a form acceptable to PSRF	February 28, 2013
First dosing of first patient in a Phase III or other pivotal clinical trial for first licensed product	Thirty (30) months from completion of Phase II trials
Filing of NDA for first Licensed Product	December 31, 2015
First Sale of the first Licensed Product as covered by the NDA	December 31, 2016

2.3.3 Prior to the Effective Date of this License Agreement, Company shall have provided documentation in the form of bank statements or an attorney escrow account balance evidencing that it has capitalization of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) such that Company can support a thorough, vigorous and diligent program within the first Three (3) months after the Effective Date, properly supported financially and with appropriate and qualified personnel and consultants as outlined in its Business Plan and is consistent with this stage of development. Capitalization may consist of paid-in-capital to Company from the sale of capital stock to a group of investors, including angel investors, venture capitalists and corporate partners. Capitalization may also include, but not be limited to, cash, line(s) of credit, retained earnings, awards as well as grants and research contracts except those which are subcontracted from or to the University. Capitalization is required to undertake the activities set forth in Company’s Business Plan, the minimum contents of which is attached as Exhibit B. Failure to achieve the capitalization milestones listed hereinafter shall be a breach of this License Agreement.

2.3.4 Company shall provide to PSRF a copy of any private placement memoranda, offering documents or other materials provided to potential private investors, whether said offering is pursuant to Regulation D of the Securities Act of 1933 or otherwise. PSRF shall treat and maintain such documents as confidential.

2.3.5 By July 1, 2013, Company shall have provided to PSRF documentation in the form of bank statements or an attorney escrow account balance evidencing that it has a Capitalization of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) such that Company can support a thorough, vigorous and diligent program, properly supported financially and with appropriate and qualified personnel and consultants as outlined in its Business Plan.

2.3.6 Within Three (3) years of the Effective Date of this License Agreement, Company shall have executed at least one (1) partnership agreement having a monetary value of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) with a Corporate Partner having a market capitalization of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]). The company shall be a for-profit biopharmaceutical entity having a portfolio of therapeutic drugs and drug candidates. The objective of said partnership is to provide Company with the ability to successfully manage the clinical and regulatory requirements as well as marketing, distribution and manufacturing capacity to successfully commercialize Licensed Products and support additional clinical developments.

2.3.7 Within Five (5) years of the Effective Date of this License Agreement, Company shall have executed at least Three (3) partnership agreements with at least Two (2) separate third-party Corporate Partners each having a market capitalization of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) to fund operations described in Business Plan and/or to leverage additional investment dollars via private placement or an initial public offering of Company’s stock.

2.3.8 “Corporate Partner” shall mean: a) any biopharmaceutical entity which agrees to compensate (either in cash or non-cash) Company for any one or more of the rights to market, distribute, sell, use, and/or transfer Licensed Product(s) or the completion of a milestone resulting in a Milestone Payment. Any Corporate Partner that receives a sublicense of the Patent Rights shall also be a sublicensee. “Corporate Partner Milestone Payment” shall mean a payment to Company from a Corporate Partner due upon achievement of agreed upon regulatory or business milestones. Illustrative examples of these milestones include, but are not limited to: obtaining permission from the regulatory authority of a Major Country to start human clinical trials with a Licensed Product, and meeting agreed upon sales targets for a Licensed Product. “Major Country” shall mean the United States of America, Japan, Germany, France, Great Britain, China or India.

2.3.9 If PSRF determines that Company has not fulfilled its obligations under this Section 2, PSRF shall furnish Company with written notice of the determination. Within Sixty (60) days after receipt of the notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with PSRF a mutually acceptable schedule of revised diligence obligations, failing which PSRF may, immediately upon written notice to Company, terminate this Agreement or grant additional licenses to third parties to the Patent Rights in the Field of Use pursuant to Section 14 hereof.

3. FEES AND ROYALTIES

3.1 License Initiation Fee. In partial consideration of the rights granted by this License Agreement, Company will pay to PSRF on the Effective Date a non-refundable, non-creditable license initiation fee of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) and the immediate transfer of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) shares of restricted common stock of TNI BioTech, Inc.

3.2 All stock issued has been duly authorized by Company, as set forth in the corporate minutes, capitalization table, and Certificate of Incorporation attached as Appendix A. PSRF’s shares of stock may not be diluted until Company has received total capital investment of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) (“Non-Dilution Cap”). Company shall issue such additional non-voting shares to PSRF as are necessary for PSRF to maintain its initial percentage equity interest, up to the Non-Dilution Cap. In the event the Company offers shareholder’s rights and preferences to other Shareholders prior to the Company achieving capitalization equal to the Non-Dilution Cap, PSRF shall receive substantially similar rights, with the exception of voting rights.

3.3 In the event Company proposes to sell and issue its equity securities in any transaction after it achieves capitalization which exceeds the Non-Dilution Cap, PSRF shall be entitled, but not obligated, to purchase its pro-rata share of such securities on substantially the same terms and conditions as are then applicable to the holders of Company’s stock. The right of PSRF to receive additional securities due to dilutive issuance and to participate in future equity financing of Company shall terminate immediately prior to the closing of a firm commitment underwritten public offering including stock of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]), pursuant to an effective registration statement under applicable securities laws then in effect covering the offering and sale of common stock for the account of Company to the public or the closing of the sale of the Company or its assets to an independent third party.

3.4 Company’s failure to issue stock to PSRF in accordance with Sections 3.1 or 3.2 shall constitute a material breach or default and shall be grounds for termination of this Agreement pursuant to Section 6 hereof.

3.5 License Maintenance Fees. In partial consideration of the License, Company will pay to PSRF, on each anniversary of the Effective Date a license maintenance fee of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]). License maintenance fees relate to the twelve-month period immediately prior to the anniversary date on which they are due.

3.6 Milestone Payments. In partial consideration of the License, Company will pay to PSRF the applicable milestone payment listed in the table below after achievement of each milestone event for each Licensed Product, whether such milestone event is achieved by Company, its Affiliates or sublicensees. Company will provide PSRF with written notice within Thirty (30) days after achieving each milestone.

a.
[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) upon initiation of each Phase II trial

b.
[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) upon initiation of each Phase III trial

c.
[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) paid as follows: [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) when NDA is accepted for review by the FDA and [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) when FDA approval to market is approved.

MILESTONE	PAYMENT
First dosing of first patient in a Phase II trial for each Licensed Product	[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] shares

First dosing of first patient in a Phase III clinical trial for each Licensed Product	[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] shares

First Sale of each Licensed Product	[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] shares

Achievement of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) in cumulative Sales for each Licensed Product covered by NDA’s
[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] shares

The term “Phase III clinical trial” means a human clinical trial in any country that provides for randomized controlled trials of a product on a sufficient number of patients to establish the safety and efficacy of a product and generate, if required, data to support regulatory approval in the proposed therapeutic indications as more fully defined in 21 C.F.R. (S) 312.21(c) or equivalent in a foreign country. For clarity, each time a milestone is achieved with respect to a Licensed Product, and then any other milestone payments with respect to earlier milestones that have not yet been paid for said Licensed Product will be due and payable together with the milestone payment for the milestone that is actually achieved. For additional clarity, milestones are due and payable on Licensed Products and on products that, upon FDA approval, would become Licensed Products.

3.7 Company shall ensure that each of the relevant patent serial number(s) of Patent Rights appears on all Licensed Product(s) or their labels.

3.8 Earned Royalties. In partial consideration of the License, Company will pay to PSRF during each Quarter a running royalty of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of Net Sales for each Licensed Product. Such running royalty shall be payable as provided in Section 4.1 and 4.2.

3.9 Minimum Royalties. In partial consideration of the License, Company will pay to PSRF the amount, if any, that the applicable minimum royalty listed in the table below is greater than the Company’s actual aggregate earned royalties for all Licensed Products under Section 3.8 for each year after the first Sale of each Licensed Product December 30, 2012.
Year:	Each Year
MINIMUM:	Aggregate of $ [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]

3.10 Sublicense Fees. In partial consideration of the License, Company will pay to PSRF a sublicense fee of (i) [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of the sum of all payments plus the fair market value of all other consideration of any kind, (alternatively, Additional Sublicensing Revenue) received by Company from sublicensees for sublicenses involving solely Patent Rights and (ii) [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of the sum of all payments plus the fair market value of all other consideration of any kind, received by Company for all other sublicenses, including, but not limited to, sublicenses involving Patent Rights together with non-PSRF Company owned or controlled intellectual property during the Quarter, other than: (a) royalties paid to Company by a sublicensee based upon Sales by the sublicensee; (b) milestone payments paid to Company by a sublicensee which Company pays to PSRF pursuant to Section 3.6 as a pass through; (c) equity investments in Company by a sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; (d) loan proceeds paid to Company by a sublicensee in an arms length, full recourse debt financing to the extent that such loan is not forgiven; and (e) sponsored research funding, including clinical research funding, paid to Company by a sublicensee in a bona fide transaction for future research to be performed by Company.

3.11 “Additional Sublicensing Revenue” shall mean all cash, sublicensing fees, option fees, maintenance fees, other lump sum payments and all other payments (including equity instruments and/or securities) and the cash equivalent thereof paid or transferred to Company by each sublicensee, of Company or third party in consideration for license rights and/or technology rights covering manufacturing, marketing or distribution provided under this License Agreement. Company shall provide documentation of any such payment(s), as provided under Section 4. For the purposes of clarity, Additional Sublicensing Revenue represents all additional forms of consideration paid by sublicensee to Company, but excluding those royalties paid by sublicensee on Net Sales for Licensed Products.

3.12 In the event Company, and/or Sublicensee, in its sole discretion, decides to market a Licensed Product within the Field of Use in any country, then Company and/or Sublicensee shall exert reasonable efforts to have such Licensed Product cleared for marketing by the responsible government agencies of that country requiring such clearance. Should Company terminate this License Agreement, Company agrees to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to PSRF at no cost to PSRF. Any materials assigned to PSRF under this Section 3.12 shall be done so free of any warranties regarding content of the materials, testing or any conclusions and opinions thereto. PSRF represents and warrants that it and its assignees will receive such information without any reliance upon the accuracy or reliability of the information, data and opinions contained therein.

3.13 Notwithstanding the above, should Company bring an action seeking to invalidate any patent included in the Patent Rights, Company will pay royalties to PSRF at a rate double that provided in Section 3.8 for Net Sales of Licensed Product(s) sold during the pendency of such action. Moreover, should the outcome of such action determine that any claim of the patent challenged by Company is both valid and infringed by a Licensed Product, Company will pay royalties at a rate triple that provided in Section 3.8 for any Net Sales of Licensed Product sold after the effective date of the outcome.

3.13.1 In the event Company brings a validity challenge during the term of the Agreement; Company agrees to pay directly to PSRF all royalties due under this Section 3.13 during the period of challenge. For the sake of clarity, Company shall not pay such amounts into any escrow or other account.

3.13.2 In the event that a validity or non-infringement challenge of a Licensed Product brought by Company is successful, Company will have no right to recoup any royalties paid before or during the challenge period.

4. REPORTS AND PAYMENTS

4.1 Royalty Reports. Within Forty-Five (45) days after the end of each Quarter following the first Sale (or Sixty (60) days after the end of each Quarter following the first Sale if Company has sublicensed the License), Company will deliver to PSRF a report, certified by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to PSRF for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the consideration invoiced, billed or received for Sales minus any documented Qualifying Costs; (c) the amount of any payments and other consideration received by Company from sublicensees and the amounts of any deductions permitted by this Agreement; (d) the royalties, fees and other payments owed to PSRF, listed by category; and (e) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit C.

4.2 Payments. Company will pay all royalties, fees and other payments due by Company, Affiliate(s) and/or Sublicensee(s) to PSRF under Sections 3.1, 3.2, 3.5, 3.8, 3.9 and 3.10, and within Sixty (60) days after the end of the Quarter in which the royalties, fees or other payments accrued. If no royalties, fees or other payments are owed during a Quarter, the Company shall provide to PSRF a report documenting that. Company’s failure to perform in accordance with this Section shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Section 6 hereof.

4.3 Records. Company will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, in accordance with generally accepted accounting principles and procedures, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained at Company’s principal place of business or the principal place of business of the appropriate division of Company to which this License Agreement relates and for at least Five (5) years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon Company’s receipt of reasonable prior written notice, Company and its Affiliates and sublicensees will provide PSRF and its accountants and/or agents with access to all of the books, records, key personnel and related background information required by Section 4 to conduct a review or audit of Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate PSRF’s review or audit without unreasonable disruption to Company’s business; and (c) no more than once each calendar year during the Term (as defined below) and for a period of Five (5) years thereafter. Company will promptly pay to PSRF the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by Five Percent (5%) or more, then Company will also promptly pay the costs and expenses of PSRF and its accountants in connection with the review or audit. In addition, once Sales of Licensed Products exceed [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) annually, Company will conduct, at PSRF’s request, no more than once every Two (2) years, at its own expense, an independent audit of Sales, and all of the royalties, fees, and other payments due or paid under this Agreement. Promptly after completion of the audit, Company will provide to PSRF a copy of the report of the independent auditors along with any underpayments and interest thereon.

4.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If the Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to PSRF under Section 4.1.

4.6 Place of Payment. All payments by Company are payable to “The Penn State Research Foundation” and will be made to the following address:

By Electronic Transfer: By Check (direct mail):

[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]

4.7 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) per month (or the maximum allowed by law, if less). The payment of such interest shall not foreclose PSRF from exercising any other rights it may have as a consequence of the lateness of any payment.

5. CONFIDENTIALITY AND USE OF PSRF’S NAME

5.1 Confidentiality Agreement. Has been waived by both parties.

5.2 Other Confidential Matters. The Company is not obligated to provide any confidential information, except for the reports required by Sections 2.1, 4.1, 4.4 and 6.6. PSRF, acting through its Office of Technology Management and finance offices, will use reasonable efforts not to disclose to any third party outside of PSRF any confidential information of Company contained in those reports, for so long as such information remains confidential. PSRF bears no institutional responsibility for maintaining the confidentiality of any other information of Company. Company may elect to enter into confidentiality agreements with individual investigators at PSRF that comply with PSRF’s internal policies. The provisions of this Section 5.2 shall not limit PSRF’s obligations to Company or Company’s obligations to PSRF under any other agreement, including confidentiality agreement, between the parties relating to transactions other than the License.

5.3 Use of PSRF’s Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, image, logo, seal, trademark, or service mark (including any adaptation of them) of PSRF or any University, University school, organization, employee, student or representative, without the prior written consent of PSRF.

6. TERM AND TERMINATION

6.1 Term. This Agreement will commence on Effective Date and terminate upon the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights (the “Term”). Upon the expiration or abandonment of all Patent Rights in any country during the Term no royalties shall be payable under this Agreement thereafter based on Sales in that country of Licensed Product manufactured in a country not covered by Patent Rights.

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least Sixty (60) days prior written notice to PSRF of such intention to terminate; thereby (i) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (ii) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, using, importing, offering for sale and selling all Licensed Products; and (iii) paying all amounts owed to PSRF under this Agreement related to the Patent Rights, through the effective date of termination.

6.3 Early Termination by PSRF. PSRF may terminate this Agreement if: (a) Company is more than Thirty (30) days late in paying to PSRF any amounts owed under this Agreement and does not immediately pay PSRF in full, including accrued interest, upon written demand (a “Payment Default”) and failure to pay the amounts outstanding within Thirty (30) days of receipt of the Payment Default; (b) other than a Payment Default, Company or its Affiliate or sublicensee materially breaches this Agreement and does not cure the breach within Forty-Five (45) days after written notice of the breach; or (c) Company or its Affiliates or sublicensee experiences a Trigger Event, and in the case of sublicensee, Company has not terminated the sublicense prior to or automatically upon the occurrence of the Trigger Event. If a sublicensee materially breaches the applicable sublicense agreement, Company will take reasonable steps to enforce the terms of such sublicense agreement against such sublicensee

6.4 Trigger Event. The term “Trigger Event” means any of the following: (a) a material default by Company under any agreement between Company and PSRF related to the Patent Rights (whether entered prior to, contemporaneous with, or subsequent to the Effective Date) that is not cured within the cure period, if any, set forth in such agreement; (b) if Company or its Affiliate or sublicensee (i) becomes insolvent, bankrupt or fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt; (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within Thirty (30) days; (v) makes an assignment for the benefit of creditors; or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within Ten (10) days; (c) the institution or commencement by Company or its Affiliate or sublicensee of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; (e) the calling by Company or its Affiliate or sublicensee of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (f) the act or failure to act by Company or its Affiliate or sublicensee indicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) – (e) above; (g) failure by Company to pay patent expenses; or (h) the commencement by Company of any action against PSRF, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof.

6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Company and all its Affiliates and sublicensees will cease all making, using, importing, offering for sale and selling all Licensed Products, except to extent permitted by Section 6.6; (c) Company will pay to PSRF all amounts, including accrued interest, owed to PSRF under this Agreement related to the Patent Rights, through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, within Thirty (30) days of the termination or expiration of the sell off period permitted by Section 6.6; (d) Company will, at PSRF ’s request, return to PSRF all confidential information of PSRF and provide to PSRF a development summary directly related to Licensed Products generated by Company during the Term that will facilitate the further development of the technology licensed under this Agreement; and (e) in the case of termination under Section 6.3, all duties of PSRF and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either PSRF or Company.

6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on hand under the control of Company or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Company will deliver promptly to PSRF a copy of the written inventory, certified by an officer of the Company. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to PSRF from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees, and Company and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3(a) or (c), Company may sell off its inventory of Licensed Products existing on the date of termination for a period of Six (6) months and pay PSRF royalties on Sales of such inventory within Thirty (30) days following the expiration of such Six (6) month period.

6.7 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to PSRF under this Agreement will survive the termination of this Agreement for any reason. Sections 4, 5, 6, 9, 10, 11, 14.9, 14.10 and 14.11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

7. PATENT PROSECUTION AND MAINTENANCE

7.1 Patent Control. PSRF controls the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with input from Company. For purposes of this Section 7, the word “maintenance” includes any interference negotiations, claims, or proceedings, in any forum, brought by PSRF, Company, a third party, or the United States Patent and Trademark Office, and any requests by PSRF or Company that the United States Patent and Trademark Office reexamine or reissue any patent in the Patent Rights.

7.2 Payment and Reimbursement. The Company will reimburse PSRF for all documented attorney’s fees, expenses, official fees and all other charges after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, within Thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges. PSRF reserves the right to require the Company to provide a deposit in advance of incurring out of pocket foreign patent expenses estimated by counsel not to exceed [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) the amount necessary to file, prosecute, and/or maintain the Patents Rights. If Company fails to reimburse patent expenses under Section 7.2, provide a requested deposit with respect to a Patent Right, or fails to prepare, prosecute or maintain any Patent Rights that may be in PSRF’s best interest to prepare, prosecute or maintain then Company shall provide PSRF with reasonable prior written notice of such intended abandonment or decline of responsibility. In the event of such failure of Company with respect to such expenses, deposit or preparation, prosecution or maintenance of any Patent Rights, regardless of notice, PSRF will be free at its discretion and expense to either abandon such applications or patents related to such Patent Right or to continue such preparation, prosecution and/or maintenance activities, and any patent rights associated with such patent action will be automatically excluded from the term “Patent Rights” hereunder, on a patent by patent or country by country basis, as applicable.
7.3 Accrued Expenses. As of the date of this Agreement, the University has accrued [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) of unreimbursed expenses in connection with the licensing of the Patent Rights to the Company. The Company shall reimburse the University for these expenses within Ten (10) days of the Effective Date of this Agreement.

8. INFRINGEMENT

8.1 Notice. Company and PSRF will notify each other promptly of any infringement of the Patent Rights by a third party that may come to their attention. Company and PSRF will consult each other in a timely manner concerning any appropriate response to the infringement.

8.2 Prosecution of Infringement. Company may prosecute any infringement of the Patent Rights at Company’s expense, including defending against any counterclaims or cross claims brought by any party against Company or PSRF regarding the Patent Rights and defending against any claim that any Patent included in the Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action. PSRF reserves the right to intervene voluntarily and join Company in any such infringement litigation. If PSRF chooses not to intervene voluntarily, but PSRF is a necessary party to the action brought by Company, then Company may join PSRF in the infringement litigation. If Company decides not to prosecute any infringement of the Patent Rights, PSRF may elect to prosecute such infringement independently of Company in PSRF’s sole discretion.
8.3 Cooperation. In any litigation under this Section 8, either party, at the request and sole expense of the other party, will cooperate to the fullest extent reasonably possible. This Section 8.3 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction. If, however, either party is required to undertake any activity, including legal discovery, as a right of lawful process of a court of competent jurisdiction, then Company will pay all expenses incurred by Company and by PSRF.

8.4 Control of Litigation. Company controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which PSRF is not a party, including the selection of counsel, all with input from PSRF. Company must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on PSRF, reduces payments to PSRF, or grants any rights to the Patent Rights, other than any permitted sublicenses, without PSRF’s prior written permission. PSRF controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which PSRF has elected to prosecute the infringement independently of Company or has voluntarily or involuntarily joined Company in the infringement litigation, including the selection of counsel, all with input from Company. In all instances in which PSRF is a party, PSRF reserves the right to select its own counsel. If PSRF is involuntarily joined as a party, PSRF retains the right to select its own counsel, but Company will be responsible for all litigation expenditures as set forth in Section 8.5.

8.5 Recoveries from Litigation. If Company prosecutes any infringement claims either without PSRF as a party or with PSRF involuntarily joined as a party, then Company will reimburse PSRF for PSRF’s litigation expenditures, including any attorneys’ fees, expenses, official fees and other charges incurred by PSRF, even if there are no financial recoveries from the infringement action. Company will reimburse PSRF within Thirty (30) days after receiving each invoice from PSRF. After reimbursing PSRF for its expenditures, Company will use the financial recoveries from such claims, if any, (a) first, to reimburse Company for its litigation expenditures; and (b) second, shared between Company and PSRF with the Company receiving [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) and PSRF receiving [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) as to any remainder. If Company prosecutes any infringement claims with PSRF joined as a voluntary party, then any financial recoveries from such claims will be (x) first, shared between Company and PSRF in proportion with their respective shares of the aggregate litigation expenditures by Company and PSRF; and (y) second, shared [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) each by Company and PSRF as to any remainder after Company and PSRF have fully recovered their aggregate litigation expenditures. If PSRF prosecutes any infringement claims independent of Company, then PSRF will prosecute such infringement at PSRF’s expense and will retain any financial recoveries in their entirety.

9. REPRESENTATIONS; DISCLAIMER OF WARRANTIES

9.1 PSRF Representations. PSRF represents to Company that, to the knowledge of the current staff of the Office of Technology Management, without investigation, as of the Effective Date, PSRF: (a) is sole owner of PSRF’s Patent Rights; (b) has the right to grant the License to Company; and (c) has not received any written notice of any third party claim for infringement by PSRF relating to the PSRF Patent Rights.

9.2 Disclaimer. THE PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. PSRF MAKES NO REPRESENTATIONS (EXCEPT AS SET FORTH IN SECTION 9.1 ABOVE) OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON INFRINGEMENT OR TITLE AS WELL AS VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

10. LIMITATION OF LIABILITY

10.1 Limitation of Liability. PSRF, THE PENNSYLVANIA STATE UNIVERSITY, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S, AFFILIATES’ OR SUBLICENSEES’ USE OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. PSRF WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, AS WELL AS VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

11. INDEMNIFICATION

11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of PSRF, University, their trustees, directors, officers, faculty, students, employees, contractors, agents and affiliates. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture, promotion, sale or other disposition of any Patent Rights, or Licensed Products by Company, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any material breach of this Agreement by Company or its Affiliates or sublicensees; (c) the enforcement of this Section 11 by any Indemnified Party, (d) arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products or arising from any obligation of Company hereunder. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Reimbursement of Costs. Company will pay directly all Liabilities incurred for defense or negotiation of any Claim or will reimburse PSRF for all documented Liabilities incident to the defense or negotiation of any Claim within Thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges.

11.3 Control of Litigation. Company controls any litigation or potential litigation involving the defense of any Claim, including the selection of counsel, with input from PSRF. PSRF reserves the right to protect its interest in defending against any Claim by selecting its own counsel. If such separate representation is based on PSRF’s reasonable determination that Company cannot adequately defend PSRF’s interests, or if the interests of the Indemnified Party and Company with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principals, then any attorneys’ fees and litigation expenses incurred by PSRF for such separate representation will be paid for by Company, pursuant to Sections 11.1 and 11.2.

11.4 Other Provisions. Company will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on PSRF, reduces payments to PSRF, or grants any rights to the Patent Rights or the Licensed Products without PSRF’s prior written consent, which shall not be unreasonably withheld. If Company fails or declines to assume the defense of any Claim within Thirty (30) days after notice of the Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 11.1 and 11.2 within the Thirty (30) day time period set forth in Section 11.2, then PSRF may assume the defense of such Claim for the account and at the risk of Company, and any Liabilities related to such Claim will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this Section 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

12. INSURANCE

12.1 Coverage. Company will procure and maintain insurance policies for the following coverage with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) combined single limit per occurrence and in the aggregate. PSRF may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and PSRF reserves the right to require Company to adjust the limits accordingly. Any PSRF required increase in coverage shall be based upon a reasonable determination by PSRF of reasonable and customary levels of coverage, taking into account factors that will include, but not be limited to, the size of the market, the FDA established safety profile of the product and insurance separately maintained by the manufacturer. The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to PSRF under this Agreement.

12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name PSRF as an additional insured with respect to Company’s performance under this Agreement. Company will provide PSRF and UNIVERSITY with insurance certificates evidencing the required coverage within Thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify PSRF in writing at least Thirty (30) days prior to the cancellation or material change in coverage.

13. EXPORT CONTROL

13.1 Company acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Company that Company shall not export data or commodities to certain foreign countries without prior approval of such agency. PSRF neither represents that a license shall not be required nor that, if required, it shall be issued, and all costs thereof shall be borne by Company.

14. ADDITIONAL PROVISIONS

14.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party

14.2 No Discrimination. Neither PSRF nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

14.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement.

14.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

14.5 Assignment & Hypothecation. This Agreement is binding upon the parties and their respective heirs, successors, assigns, and personal representatives. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of PSRF, except in connection with a merger or the sale, or other transfer of all or substantially all of its assets or all of its business or the business unit holding its cancer drug products and technology to a biopharmaceutical company with a market capitalization or annual revenues of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]), provided that (a) at least Ten (10) days before the proposed transaction, Company gives PSRF written notice and such background information as may be reasonably requested by PSRF; (b) the assignee agrees in writing to be legally bound by this Agreement and to deliver to PSRF an updated Business Plan within Forty-Five (45) days after the closing of the proposed transaction; and (c) Company provides PSRF with a copy of assignee’s undertaking. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Company will not grant a security interest in the License or this Agreement during the Term. Any prohibited assignment or security interest will be null and void.

14.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, Five (5) days after deposit in the United States mail; if sent via courier, One (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission.

14.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

14.8 Headings & Counterparts. The headings of the sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

14.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of law provisions of any jurisdiction.

14.10 Dispute Resolution. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within Sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than Five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than Ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within Fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Centre County Court of Common Pleas or in the United States District Court for the Middle District of Pennsylvania, to whose jurisdiction for such purposes PSRF and the Company each hereby irrevocably consents and submits.

Notwithstanding the foregoing, nothing in this Section 14 shall be construed to waive any rights or timely performance of any obligations existing under this License Agreement.

14.11 Integration. This Agreement with its Exhibits, and the Confidentiality Agreement, contain the entire agreement between the parties with respect to the Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter.

14.12 Product Marking. Company agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

14.13 Non-Refundable Payments. All amounts paid to PSRF by Company under this License Agreement shall be nonrefundable.

[SIGNATURE PAGE TO FOLLOW]

Each party has caused this Agreement to be executed by its duly authorized representative.

THE PENN STATE RESEARCH FOUNDATION		TNI BioTech, Inc.

By:	/s/ David E. Branigan	By:	/s/ Noreen Griffin
	Name: David E. Branigan		Name: Noreen Griffin
	Title: Treasurer		Title: Chief Executive Officer

Address:		Address:

Date: 01/18/2013		Date: 01/18/2013

APPENDICES INDEX

Appendix A	Corporate minutes, capitalization table and articles of incorporation of the Company.*

EXHIBIT INDEX

Exhibit A	Patent Applications in Patent Rights

Exhibit B	Minimum Contents of Business Plan*

Exhibit C	Format of Royalty Report*

[*Appendices and Exhibits Omitted for Confidential Purposes and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]

Appendix A
Corporate Minutes, Capitalization Table and Articles of Incorporation of the Company

Exhibit A
Patent Applications in Patent Rights

PSU Invention Disclosures 96-1565, 2003-2839 and 2004-2890 History

PSU Invention Disclosure No. 96-1565
Title: Opioid Growth Factor and Cancer
Inventors: Ian S. Zagon, Patricia J. McLaughlin, and Jill P. Smith

U.S. Provisional Appl. 60/015,193
Filed: 3/29/1996
Title: Control of Cancer Growth Through the Interaction of [MET5]-Enkephalin and the Zeta Receptor
Inventors: Zagon & McLaughlin
Status: Converted

U.S. Provisional Appl. 60/025,922
Filed: 9/11/1996
Title: Negative Regulation of Human Colon Cancer Cell Proliferation by the Opioid Growth Factor [MET5]-Enkephalin
Inventors: Zagon & McLaughlin
Status: Converted

U.S. Patent Appl. 08/827,481
Filed: 3/27/1997
Title: Control of Cancer Growth Through the Interaction of [MET5]-Enkephalin and the Zeta Receptor
Inventors: Zagon, McLaughlin & Smith
Status: Issued 10/24/2000
Patent No. 6,136,780

International Patent Appl. PCT/US97/05165
Filed: 3/28/1997
Title: Control of Cancer Growth Through the Interaction of [MET5]-Enkephalin and the Zeta Receptor
Status: Abandoned

CON

U.S. Patent Appl. 09/640,622
Filed: 8/17/2000
Title: Control of Cancer Growth Through the Interaction of [MET5]-Enkephalin and the Zeta Receptor
Inventors: Zagon, McLaughlin & Smith
Status: Issued 5/18/2004
Patent No. 6,737,397

PSU Invention Disclosure No. 2003-2839
Title: Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer
Inventors: Ian S. Zagon, Patricia J. McLaughlin, and Jill P. Smith

PSU Invention Disclosure No. 2004-2890
Title: Combined Therapy with Opioid Growth Factor and Gemcitabine for the Treatment of Cancer
Inventors: Ian S. Zagon and Patricia J. McLaughlin

All three inventors are listed as inventors on the three applications

U.S. Provisional Appl. 60/548,021
Filed: 02/26/2004
Title: Opioid Growth Factor Formulations And Combinatorial Therapies For The Treatment Of Neoplasias
Inventors: Zagon and McLaughlin
Status: Converted
(Disclosure 2003-2839)
Atty: Barbara Johnson, Webb Law Firm

U.S. Patent Appl. 11/061,932
Filed: 02/21/2005
Title: Combinatorial Therapies For The Treatment Of Neoplasias Using The Opioid Growth Factor Receptor
Inventors: Zagon, McLaughlin & Smith
Status: Pending
(2839 & 2890 combined)
Atty: Heidi Nebel, McKee Voorhees

International Patent Appl. PCT/US2005/005268
Filed: 02/21/2005
Title: Same as U.S. 11/061,932
Inventors: Same as U.S. 11/061,932
Status: Nationalized
(2839 & 2890 combined)

AU 2005216898
(Abandoned)

CA 2,557,504
Pending

JP 2007-500893
Abandoned

EP 05723311.6
Abandoned

CON

U.S. Patent Appl. 11/510,682
Filed: 8/25/2006
Title: Combinatorial Therapies For The Treatment Of Neoplasias Using The Opioid Growth Factor Receptor
Inventors: Zagon, McLaughlin & Smith
Status: Issued 8/23/2011
Patent No. 8,003,630
Atty: Heidi Nebel, McKee Voorhees

CON

U.S. Patent Appl. 13/020,077
Filed: 02/03/2011
Title: Combinatorial Therapies For The Treatment Of Neoplasias Using The Opioid Growth Factor Receptor
Inventors: Zagon, McLaughlin & Smith
Status: Pending
Atty: Heidi Nebel, McKee Voorhees

below.

Exhibit B
Minimum Contents of Business Plan

Exhibit C
Format of Royalty Report